UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 5, 2008

(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

1-3382	CAROLINA POWER & LIGHT COMPANY	56-0165465
d/b/a Progress Energy Carolinas, Inc.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is filed separately by two registrants:  Progress Energy, Inc. and Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.   Information contained herein relating to any individual registrant is filed by such registrant solely on its own behalf, and is not, and shall not, be deemed to be filed or disclosed by any other registrant.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

On September 5, 2008, the North Carolina Utilities Commission (NCUC) approved Progress Energy Carolinas, Inc. (PEC) request to terminate any further accelerated amortization of its Clean Smokestacks Act compliance costs.  On July 10, 2008, PEC filed a petition with the NCUC requesting that the NCUC reconsider its order issued December 20, 2007, and terminate the requirement that PEC amortize any Clean Smokestacks Act compliance costs in excess of $569 million, and instead allow PEC to place into rate base all capital costs associated with its compliance with the Clean Smokestacks Act in excess of $569 million.  The Commission’s order noted that PEC had already amortized a total of $584 million through June 30, 2008.  Therefore, the Commission ordered that PEC shall be allowed to include in rate base all reasonable and prudently-incurred environmental compliance costs in excess of $584 million as the projects are closed to plant in service.  As a result of this order, PEC will not be required to amortize $229 million of the original estimated compliance costs for the Clean Smokestacks Act during 2008 and 2009, but would record depreciation over the useful life of the assets.

In March 2008, PEC filed its annual estimate with the NCUC of the total capital expenditures to meet emission targets under the Clean Smokestacks Act by the end of 2013, which were approximately $1.5 billion to $1.6 billion at the time of the filing.  As of June 30, 2008, PEC had spent $958 million cumulatively on environmental compliance costs under the Clean Smokestacks Act.  PEC is allowed to accrue allowance for funds used during construction (AFUDC) on all environmental compliance costs in excess of $813 million until the projects are placed in service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ Jeffrey M. Stone
Jeffrey M. Stone
Chief Accounting Officer

Date: September 15, 2008